April 24, 2006
Mr. Richard I. Steinhart
49 Country Club Road
Ridgefield, CT 06877
Dear Rich:
     It gives me great pleasure to offer you the position of Vice President of Finance, Treasurer, and Chief Financial Officer, Electro-Optical Sciences, Inc. This is a critical post as EOS transitions from late stage development to commercialization of MelaFind®.
     Reporting to and working closely with the President & Chief Executive Officer, you will be responsible for all phases of financial management of the company and interactions with the Board of Directors, Audit Committee, Compensation Committee, auditors, legal counsel and investors. In addition, you will be responsible for implementing and maintaining appropriate administrative management and support systems. It is expected that you will provide strong internal professional leadership, and represent the company to external stakeholders, including existing public investors, potential investors, customers, and strategic partners. You will be an integral member of the senior executive management team of EOS, under the direction of the CEO.
     Compensation will consist of a yearly salary of $195,000 paid semi-monthly ($8,125.00) and a grant of options to acquire up to 100,000 shares of EOS common stock pursuant to the company’s 2005 Stock Incentive Plan (the “Plan”). The options will be exercisable at a value equivalent to the end of day trading price of MELA stock on the date of issue and will vest according to the following schedule: (1) options to purchase 40,000 shares with vesting of 20% (8,000 shares) yearly on the anniversary date of hire with the first option grant for 8,000 shares vesting on the day of hire; (2) options to purchase up to 40,000 shares with vesting upon completion of the next equity financing completed by EOS as follows: options for 30,000 shares vesting if the financing results in gross proceeds to EOS of at least $7.5 MM but less than $10 MM, and in the alternate, options for 40,000 shares vesting if the next financing results in gross proceeds to EOS of at least $10 MM; and (3) options for 20,000 shares vesting upon PMA approval of MelaFind®. Acceleration of option vesting will be triggered by the occurrence of an Acquisition Event (as defined in the Plan); provided, that any Acquisition Event that results in EOS’ Board of Directors consisting of individuals who are the same as, or share affiliations with, the directors representing at least 51% of the Board of Directors prior to the Acquisition Event, shall not be considered an Acquisition Event for the purpose of this paragraph. A salary review will be performed following the next financing resulting in gross proceeds to EOS of at least $10 MM.

Mr. Richard Steinhart
April 24, 2006

     The position requires travel, not anticipated to exceed 40% per month, on average. As a development stage company with no earnings, EOS is not in a position to offer a yearly cash bonus. However, at the discretion of the Compensation Committee and Board of Directors, cash bonuses may be awarded. Reasonable travel expenses and other business expenses, such as the cost of calls from a personal telephone for corporate business, will be reimbursed upon submission of receipts in accordance with EOS’ business expense reimbursement policy. You will be issued a corporate AMEX credit card, to be used for EOS business, and reasonable expenses charged to that card will be paid upon submission of appropriate receipts.
     As you know, employment in the state of New York is on an “at will basis,” meaning either you or EOS may terminate your employment at any time with or without cause. However, if you are terminated without “cause,” you will be awarded a severance payment equivalent to 6 months of base salary paid semi-monthly, acceleration of time based-options, and milestone-based options if the milestone(s) is (are) achieved within 6 months of your termination; provided that the foregoing severance payments and acceleration of option vesting shall be subject to execution by you of EOS’ form of separation and release agreement. “Cause” is defined as: (i) commission of any felony; (ii) commission of any or conviction or entry of plea of nolo contendere to any crime involving dishonesty or moral turpitude; (iii) your refusal to abide by or comply with the reasonable directives of the Board of Directors or CEO of EOS; (iv) your willful failure or refusal to abide by EOS’ material policies, rules, procedures or directives; (v) your willful dishonesty, fraud or misconduct with respect to the business affairs of EOS; (vi) intentional damage to any property of EOS; (vii) conduct which demonstrates gross unfitness to serve as CFO of EOS; or (viii) any act or omission which could reasonably be expected to cause harm to EOS, intentionally or otherwise.
     Additionally, you will be eligible to participate in EOS’s health insurance plan, which includes family medical, dental, and prescription drug coverage, as well as a non-contributory 401(k). You will be granted 4 weeks of paid personal time off (PTO).
     The start date for full-time employment is to be on or about the date hereof. There may be an opportunity to engage you as a consultant prior to this time. You will be compensated on a pro rata basis for any days worked prior to joining on a full-time basis; payment will be made upon commencement of full-time employment. The position is based full-time at EOS headquarters, presently at 3 West Main Street, Irvington, NY. Although occasional telecommuting is permitted with prior approval of the President & CEO, this position requires maximal time on premises.
     This is an exciting time for EOS. The future of the company depends on our ability to efficiently execute and achieve the milestones that we have set. I believe that you can make a great contribution in helping to achieve our goals. Moreover, I feel that you will be able to work effectively with our fine staff, and enhance the professionalism of EOS.
3 West Main Street Suite 201, Irvington-on-Hudson, New York 10533
(Cell) 914.400.6724; (Tel) 914.591.3783 x10; (Fax) 914.591.3785
jvgulfo@eosciences.com

Mr. Richard Steinhart
April 24, 2006

     Please sign below indicating your acceptance of the offer and mail it to me at my office.
     Please call me if you have any questions – (914) 400-6724.

Sincerely,
/s/ Joseph V. Gulfo
Joseph V. Gulfo, MD, MBA
President & Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Richard I. Steinhart
Richard I Steinhart
Date: April 24, 2006
3 West Main Street Suite 201, Irvington-on-Hudson, New York 10533
(Cell) 914.400.6724; (Tel) 914.591.3783 x10; (Fax) 914.591.3785
jvgulfo@eosciences.com